Exhibit 99.1

Cytori Closes 2nd Half of $12 Million Equity Agreement with Green Hospital Supply

April 30, 2008, San Diego, CA -- Cytori Therapeutics (NASDAQ: CYTX) received the second $6.0 million payment from Green Hospital Supply, Inc. (TOKYO: 3360) in exchange for 1 million shares of Cytori common stock. This was the final installment of a $12 million equity agreement entered into on February 8, 2008 for the sale of 2.0 million shares of unregistered Cytori common stock.

Cytori received the first $6 million payment on February 29, 2008, and issued 1 million shares to Green Hospital Supply at that time. Under the equity agreement, Green Hospital Supply was also granted a non-voting observer seat on Cytori’s board of directors.

Green Hospital Supply now owns 3.0 million shares of Cytori stock.

Cytori Therapeutics

Cytori Therapeutics' (NASDAQ:CYTX) goal is to be the global leader in regenerative medicine. The company is dedicated to providing patients with new options for reconstructive surgery, developing treatments for cardiovascular disease, and banking patients' adult stem and regenerative cells. The Celution® 800 System is being introduced in Europe into the reconstructive surgery market while the Celution™ 900 System will be launched in Asia-Pacific for cryopreserving a patient's own stem and regenerative cells. Clinical trials are ongoing in cardiovascular disease and planned for spinal disc degeneration, gastrointestinal disorders, and other unmet medical needs. www.cytoritx.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include our history of operating losses, the need for further financing, regulatory uncertainties regarding the collection and results of, clinical data, dependence on third party performance, and other risks and uncertainties described under the "Risk Factors" in Cytori Therapeutics' Securities and Exchange Commission Filings. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

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